Exhibit 99.1

HERTZ GLOBAL HOLDINGS REPORTS 2015 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Fourth-quarter GAAP net income was $70 million, or $0.16 diluted earnings per share, a $304 million improvement from the prior year

Adjusted net income for the fourth quarter was $22 million, or $0.05 diluted earnings per share, an increase of $123 million versus the prior year

Fourth-quarter adjusted corporate EBITDA was $266 million, an increase of $190 million from the prior year

Full year 2015 adjusted corporate EBITDA increased 12% to $1,493 million, in-line with previously issued guidance

The Company has revised its previously issued preliminary full-year 2016 adjusted corporate EBITDA guidance from a range of $1.7 billion to $1.8 billion to a range of $1.6 billion to $1.7 billion.

ESTERO, Fla, February 29, 2015 - Hertz Global Holdings, Inc. (NYSE: HTZ) ("HGH" or the "Company") today reported fourth quarter 2015 GAAP net income of $70 million, or $0.16 per diluted share, compared to a net loss of $234 million, or $0.51 per diluted share, during the fourth quarter of 2014. The Company also reported adjusted net income for the fourth quarter 2015 of $22 million, or $0.05 per diluted share, compared with an adjusted net loss of $101 million, or $0.22 per diluted share, for the same period last year. Total revenues for the fourth quarter 2015 were $2.41 billion, a 6% decline versus the fourth quarter of 2014. Adjusted corporate EBITDA for the 2015 fourth quarter was $266 million, compared to $76 million in the fourth quarter of 2014.

Foreign currency exchange rates had an unfavorable impact on Hertz Global Holdings' fourth quarter 2015 results as compared to the prior year period. The unfavorable impact of foreign currency exchange rates to total revenue in the quarter was approximately $75 million and the unfavorable impact to net income for the period was approximately $6 million, or $0.01 per diluted share.

For the full-year 2015, Hertz Global Holdings reported GAAP net income of $273 million, or $0.60 per diluted share, versus a loss of $82 million, or $0.18 per diluted share, for the full year 2014. Adjusted net income for 2015 was $360 million, or $0.79 per diluted share, compared with an adjusted net loss of $254 million, or $0.56 per diluted share, for 2014. Total revenues for 2015 of $10.5 billion represent a 5% year over year decline. Full year 2015 adjusted corporate EBITDA of $1,493 million represents a 12% improvement versus full year 2014.

Hertz Global Holdings ended 2015 with approximately $2.2 billion of corporate liquidity, which is its highest level since 2011. As a result, the company reduced its year-end leverage ratio, which is defined as net corporate debt to adjusted corporate EBITDA, to 3.7 times at Dec. 31, 2015 versus 4.4 times at Sept. 30, 2015.

"By fundamentally improving our fleet management and reducing costs throughout the business, we delivered on our expected outcome for the fourth quarter and the full year, despite a highly competitive pricing environment," said John Tague, president and chief executive officer. "We are encouraged by rising customer satisfaction across our major brands, which reached record levels in the third and fourth quarters of 2015, as well as the pace of improvement in our cost structure.

"Looking ahead, we continue to see soft pricing in the U.S. rental car market in the first quarter of 2016 as well as continued weakness in upstream oil and gas markets affecting equipment rental, both of which are reflected in our outlook for 2016," Tague added. "In this environment, we will continue to focus internally on improving cost and quality as part of our commitment to our three-to-five year margin improvement plan."

In the fourth quarter, effective fleet management and a focus and investment in customer service programs resulted in improvements in worldwide customer satisfaction for Hertz, Dollar and Thrifty. Customer satisfaction levels reached record levels for these brands in the fourth quarter. For Hertz Global Holdings overall, customer satisfaction in the fourth quarter rose 4 points and 5 points in the U.S. and International segments, respectively.

Effective fleet management also drove a 3 percentage point year-over-year increase in Worldwide Car Rental fleet efficiency to 78%. In the U.S., Car Rental fleet efficiency rose to 79%, an increase of 4 percentage points versus the fourth quarter of 2014, driven by reduced out-of-service levels and better utilization or matching of demand to cars available to rent. In the International segment, Car Rental fleet efficiency was 73%, a decrease of 1 percentage point from the fourth quarter of 2014.

Worldwide Revenue per Available Car Day (RACD) increased by 1%, as the improvement in fleet efficiency mitigated a 3% decrease in Total Revenue per Transaction Day (RPD) versus the fourth quarter of 2014. In the U.S., RACD was unchanged as higher fleet efficiency offset a 5% decrease in RPD. The International region RACD increased 2%, as a 3% increase in Total RPD was slightly offset by a reduction in fleet efficiency.

Effective fleet management resulted in improved fleet condition, which contributed to the Company’s lower out-of-service levels and lower maintenance costs during the fourth quarter versus the prior year. This was accomplished while keeping 2015 fleet cost slightly below 2014 levels.

As part of its ongoing cost reduction program, Hertz Global Holdings achieved savings of approximately $75 million in the fourth quarter. For the full-year, the Company realized cost savings of approximately $230 million, exceeding its 2015 goal. In 2016, the Company expects to achieve $350 million in cost savings.

Hertz Equipment Rental Corporation (HERC) continued to diversify its business, achieving a 42% increase in revenue from new accounts in North America on a constant currency basis in the fourth quarter. Hertz Global Holdings continues to expect that the planned separation of HERC as a public company is on track for mid-2016.

U.S. CAR RENTAL

U.S. Car Rental(1)	Three Months Ended December 31,		Percent Inc/(Dec)
($ in millions, except where noted)	2015	2014
Total Revenues	$1,413	$1,482	(5)%
Adjusted pre-tax income (loss)	$42	$(126)	NM
Adjusted pre-tax income margin	3%	(9)%	NM	bps

Adjusted Corporate EBITDA	$72	$(94)	NM
Adjusted Corporate EBITDA margin	5%	(6)%	NM	bps

Average fleet	460,400	486,900	(5)%
Transaction days (in thousands)	33,630	33,595	—%
Total RPD (in whole dollars)	$41.54	$43.85	(5)%
Revenue per available car day (in whole dollars)	$32.98	$32.88	—%
Net depreciation per unit per month (in whole dollars)	$269	$365	(26)%
NM - Not Meaningful

Fourth-quarter 2015 U.S. Car Rental revenues totaled $1,413 million, a decrease of 5% from the fourth quarter of 2014. For the quarter, the Company reported flat transaction days and a 5% decline in Total RPD. The decline in pricing was the result of competitive pricing in airport rentals and negative off airport mix shift. Growth in leisure rental transaction days was offset by softness in corporate volumes and off airport location closures. Adjusted corporate EBITDA for the fourth quarter was $72 million, a $166 million improvement versus the same period last year, primarily driven by effective fleet management, improved productivity and strong cost controls.

INTERNATIONAL CAR RENTAL

International Car Rental(1)	Three Months Ended December 31,		Percent Inc/(Dec)
($ in millions, except where noted)	2015	2014
Total Revenues	$469	$518	(9)%
Adjusted pre-tax income (loss)	$11	$(12)	NM
Adjusted pre-tax income margin	2%	(2)%	NM	bps

Adjusted Corporate EBITDA	$23	$1	NM
Adjusted Corporate EBITDA margin	5%	—%	471	bps

Average fleet	159,100	156,700	2%
Transaction days (in thousands)	10,748	10,734	—%
Total RPD (in whole dollars)	$48.20	$46.77	3%
Revenue per available car day (in whole dollars)	$35.39	$34.82	2%
Net depreciation per unit per month (in whole dollars)	$205	$232	(12)%
NM - Not Meaningful

Fourth-quarter 2015 International Car Rental revenues totaled $469 million, a decrease of 9% from the fourth quarter of 2014. Excluding the unfavorable foreign currency impact of $65 million, fourth-quarter revenues increased 3% driven by improved revenue mix. Fourth-quarter adjusted corporate EBITDA of $23 million was a $22 million improvement versus the same period last year primarily driven by a 3% increase in RPD, excluding currency effects on a constant rate basis, and strong fleet management.

WORLDWIDE EQUIPMENT RENTAL

Worldwide Equipment Rental(1)	Three Months Ended December 31,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$386	$416	(7)%
Adjusted pre-tax income (loss)	$59	$60	(2)%
Adjusted pre-tax income margin	15%	14%	86	bps

Adjusted Corporate EBITDA	$166	$178	(7)%
Adjusted Corporate EBITDA margin	43%	43%	22	bps

Dollar utilization	36%	38%	N/A
Time utilization	65%	67%	N/A
Same store revenue growth	(2)%	5%	N/A

Fourth-quarter 2015 Worldwide Equipment Rental revenues totaled $386 million, a decrease of 7% from the fourth quarter of 2014. Excluding the unfavorable foreign currency impact of $10 million, revenue decreased 5% driven by continued pressure in upstream oil and gas related markets and the Oct. 30, 2015, sale of Hertz Equipment Rental operations in France and Spain. Adjusted corporate EBITDA for the Worldwide Equipment Rental segment for the fourth quarter of 2015 was $166 million, a $12 million decrease versus the fourth quarter of 2014.

ALL OTHER OPERATIONS

All Other Operations(1)	Three Months Ended December 31,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$145	$143	1%
Adjusted pre-tax income (loss)	$18	$15	20%
Adjusted pre-tax income margin	12%	10%	192	bps

Adjusted Corporate EBITDA	$18	$16	13%
Adjusted Corporate EBITDA margin	12%	11%	122	bps

All Other Operations, which include Donlen Leasing and Hertz Claims Management, reported a 1% increase in revenues for the fourth quarter of 2015. Adjusted Corporate EBITDA for the All Other Operations segment was $18 million, a 13% increase over the prior-year period.

SHARE REPURCHASE ACTIVITY

During the fourth quarter, the Company repurchased approximately 22 million shares totaling $343 million, including commissions. The share repurchases were funded primarily by cash flow from operations, proceeds from the sale of a portion of its holdings in CAR Inc. (China Auto Rental) and proceeds from the sale of HERC's businesses in France and Spain. For the full year, under the Company’s previously announced $1 billion authorized share repurchase program, Hertz Global Holdings repurchased approximately 37 million shares at a total cost of approximately $605 million, including commissions.

HERTZ GLOBAL HOLDINGS GUIDANCE

For the full-year 2016, the Company forecasts the following:

	Full Year 2016 Forecast
Adjusted Corporate EBITDA - Consolidated HGH(2)	$1,600M	to	$1,700M
Adjusted Corporate EBITDA - Worldwide Equipment Rental segment(2)	$600M	to	$650M
Consolidated non-fleet capital expenditures	$200	to	$225
Consolidated corporate interest expense	$330	to	$345
Consolidated free cash flow	$400	to	$500
U.S. RAC net depreciation per unit per month	$290	to	$300
U.S. RAC fleet capacity growth*	(2.0)%	to	(3.0)%
U.S. RAC revenue growth	1.5%	to	2.5%
* Excludes Advantage sublease and Hertz 24/7 vehicles

For the full-year 2016, the Company has revised its previously issued preliminary 2016 adjusted corporate EBITDA guidance for both Consolidated Hertz Global Holdings and the Worldwide Equipment Rental segment. For Hertz Global Holdings, the guidance has been revised from a range of $1.7 billion to $1.8 billion to a range of $1.6 billion to $1.7 billion, reflecting lower U.S. RAC Total Revenue growth in the second half of the fourth quarter 2015 and the resulting impact to the first quarter of 2016, as well as continued pressure in the upstream oil and gas business in the Worldwide Equipment Rental segment. As a result, Worldwide Equipment Rental segment preliminary 2016 adjusted corporate EBITDA guidance has been revised from a range of $625 million to $675 million to a range of $600 million to $650 million. In addition, the Company lowered its U.S. RAC revenue guidance from a range of 2.5% to 3.5% to a range of 1.5% to 2.5%. Guidance for U.S. RAC capacity growth has been revised from a range of (0.5%) to 0.5% to a range of (3.0%) to (2.0%). Non-fleet capex spending guidance has also been revised from a range of $250 million to $275 million to a range of $200 million to $225 million. The guidance for U.S. RAC net depreciation per unit per month is unchanged.

RESULTS OF THE HERTZ CORPORATION

The GAAP and Non-GAAP profitability metrics for Hertz Global Holdings' operating subsidiary, The Hertz Corporation, are materially the same as those for Hertz Global Holdings.

(1) Adjusted pre-tax income, Adjusted pre-tax margin, Adjusted Corporate EBITDA, Adjusted Corporate EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share, total revenue per transaction day, revenue per available car day and net depreciation per unit per month are non-GAAP measures. See the accompanying Supplemental Schedules and Definitions for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company's management believes that these measures provide useful information to investors.

(2) Because of the forward-looking nature of the Company's Adjusted Corporate EBITDA forecast, specific quantifications of the amounts that would be required to reconcile a pre-tax income forecast are not available. The Company believes that there is a degree of volatility with respect to certain of the Company's GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company's derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecast of GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted Corporate EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

EARNINGS WEBCAST INFORMATION

Hertz Global Holdings' fourth-quarter 2015 earnings webcast will be held on March 1, 2016, at 8:00 a.m. U.S. Eastern. The press release and related supplemental schedules containing the reconciliations of non-GAAP measures will be available on our website, IR.Hertz.com.

ANNUAL MEETING OF STOCKHOLDERS

The Company’s Board of Directors has set the date of the annual meeting of stockholders for May 18, 2016, which will be held in Estero, Florida.  Holders of record at the close of business on March 25, 2016, will be entitled to vote at the meeting.  The time and exact location of the annual meeting will be announced in the Company's proxy materials, which it expects to file with the U.S. Securities and Exchange Commission in late March 2016.

SELECTED FINANCIAL AND OPERATING DATA, SUPPLEMENTAL SCHEDULES AND DEFINITIONS

Following are tables that present selected financial and operating data of Hertz Global Holdings. Also included are Supplemental Schedules which are provided to present segment results and reconciliations of non-GAAP measures to their most comparable GAAP measure. Following the Supplemental Schedules, the Company provides definitions for terminology used throughout this press release.

ABOUT HERTZ GLOBAL HOLDINGS

Hertz Global Holdings operates the Hertz, Dollar, Thrifty and Firefly car rental brands in approximately 9,980 corporate and licensee locations throughout approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz Global Holdings is the largest worldwide airport general use car rental company with approximately 1,635 airport locations in the U.S. and more than 1,320 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global Holdings apart from the competition. Additionally, Hertz Global Holdings owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business in international markets and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with approximately 280 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global Holdings, visit: www.hertz.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the restatement of our previously issued financial results; our ability to remediate the material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve and maintain cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to realize the operational efficiencies of the acquisition of Dollar Thrifty; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the car rental industry on commercially reasonable terms; any impact on us from the actions of our franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:	Media:
Leslie Hunziker	Hertz Media Relations
(239) 301-6800	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com

FINANCIAL INFORMATION AND OPERATING DATA

SELECTED UNAUDITED CONSOLIDATED INCOME STATEMENT DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2015	2014	2015	2014
Total revenues	$2,413	$2,559	$10,535	$11,046
Expenses:
Direct operating	1,422	1,575	5,896	6,314
Depreciation of revenue earning equipment and lease charges, net	660	853	2,762	3,034
Selling, general and administrative	224	245	1,045	1,088
Interest expense, net	155	164	622	648
Other (income) expense, net	(97)	6	(131)	(15)
Total expenses	2,364	2,843	10,194	11,069
Income (loss) before income taxes	49	(284)	341	(23)
(Provision) benefit for taxes on income (loss)	21	50	(68)	(59)
Net income (loss)	$70	$(234)	$273	$(82)
Weighted average number of shares outstanding:
Basic	438	459	452	454
Diluted	441	459	456	454
Earnings (loss) per share:
Basic	$0.16	$(0.51)	$0.60	$(0.18)
Diluted	$0.16	$(0.51)	$0.60	$(0.18)

Adjusted Corporate EBITDA (a)	$266	$76	$1,493	$1,331
Adjusted pre-tax Income (loss) (a)	35	(161)	572	403

(a)        Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule III.

SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In millions)	As of December 31, 2015	As of December 31, 2014
Cash and cash equivalents	$486	$490
Restricted cash	349	571
Revenue earning equipment:
U.S. Car Rental	7,600	8,070
International Car Rental	1,858	1,904
Worldwide Equipment Rental	2,382	2,442
All Other Operations	1,288	1,237
Total revenue earning equipment, net	13,128	13,653
Total assets	23,358	23,985
Total debt	15,907	15,993
Net Fleet debt (a)	9,561	9,047
Net Corporate debt (a) (b)	5,511	5,885
Total equity	2,019	2,464

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule VI.

(b)	Fleet related to Hertz Equipment Rental Corporation is funded via Net Corporate Debt.

SELECTED UNAUDITED CONSOLIDATED CASH FLOW DATA

	Twelve Months Ended December 31,
(In millions)	2015	2014
Cash provided by (used in):
Operating activities	$3,332	$3,452
Investing activities	(2,765)	(3,183)
Financing activities	(540)	(159)
Effect of exchange rate changes	(31)	(31)
Net change in cash and cash equivalents	$(4)	$79

Fleet growth (a)	$325	$104
Free cash flow (a)	$755	$321

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in the Supplemental Schedules IV and V.

SELECTED UNAUDITED OPERATING DATA BY SEGMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
U.S. Car Rental
Transaction days (in thousands)	33,630	33,595	138,590	139,752
Total RPD (a)	$41.54	$43.85	$44.95	$46.07
Average fleet	460,400	486,900	489,800	499,100
Fleet efficiency	79%	75%	78%	77%
Revenue per available car day (a)	$32.98	$32.88	$34.84	$35.70
Net depreciation per unit per month (a)	$269	$365	$267	$294
Program cars as a percentage of total average fleet at period end	17%	21%	17%	21%
Adjusted pre-tax income (loss)(in millions) (a)	$42	$(126)	551	$387
International Car Rental
Transaction days (in thousands)	10,748	10,734	47,860	46,917
Total RPD (a)(b)	$48.20	$46.77	$48.45	$47.74
Average Fleet	159,100	156,700	168,700	166,900
Fleet efficiency	73%	74%	78%	77%
Revenue per available car day(a)(b)	$35.39	$34.82	$37.66	$36.77
Net depreciation per unit per month(a) (b)	$205	$232	$211	$226
Program cars as a percentage of total average fleet at period end	33%	30%	33%	30%
Adjusted pre-tax income (loss)(in millions) (a)	$11	$(12)	$215	$144
Worldwide Equipment Rental
Dollar utilization	36%	38%	35%	36%
Time utilization	65%	67%	64%	64%
Rental and rental related revenue (in millions) (a)(b)	$366	$385	$1,435	$1,434
Same store revenue growth, including growth initiatives (b)	(2)%	5%	(1)%	5%
Adjusted pre-tax income (loss) (in millions) (a)	$59	$60	$189	$258
All Other Operations
Average fleet — Donlen	161,600	166,800	164,100	172,800
Adjusted pre-tax income (loss) (in millions) (a)	$18	$15	$68	$62

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules III and VI.

(b)	Based on December 31, 2014 foreign exchange rates.

Supplemental Schedule I
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Three Months Ended December 31, 2015						Three Months Ended December 31, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$1,413	$469	$386	$145	$—	$2,413	$1,482	$518	$416	$143	$—	$2,559
Expenses:
Direct operating	904	301	208	6	3	1,422	982	342	232	6	13	1,575
Depreciation of revenue earning equipment and lease charges, net	371	89	86	114	—	660	533	112	94	114	—	853
Selling, general and administrative	86	53	40	8	37	224	71	62	47	7	58	245
Interest expense, net	40	17	13	3	82	155	47	22	15	3	77	164
Other (income) expense, net	(2)	(3)	(12)	—	(80)	(97)	13	2	(2)	1	(8)	6
Total expenses	1,399	457	335	131	42	2,364	1,646	540	386	131	140	2,843
Income (loss) before income taxes	$14	$12	$51	$14	$(42)	49	$(164)	$(22)	$30	$12	$(140)	(284)
(Provision) benefit for taxes on income (loss)						21						50
Net income (loss)						$70						$(234)

Supplemental Schedule I (continued)
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Twelve Months Ended December 31, 2015						Twelve Months Ended December 31, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$6,286	$2,148	$1,518	$583	$—	$10,535	$6,471	$2,436	$1,571	$568	$—	$11,046
Expenses:
Direct operating	3,759	1,251	850	24	12	5,896	3,921	1,491	863	24	15	6,314
Depreciation of revenue earning equipment and lease charges, net	1,572	398	329	463	—	2,762	1,758	492	329	455	—	3,034
Selling, general and administrative	374	237	178	31	225	1,045	380	259	161	30	258	1,088
Interest expense, net	165	70	57	10	320	622	172	95	53	12	316	648
Other (income) expense, net	3	21	(16)	—	(139)	(131)	(18)	4	(5)	1	3	(15)
Total expenses	5,873	1,977	1,398	528	418	10,194	6,213	2,341	1,401	522	592	11,069
Income (loss) before income taxes	$413	$171	$120	$55	$(418)	341	$258	$95	$170	$46	$(592)	(23)
(Provision) benefit for taxes on income (loss)						(68)						(59)
Net income (loss)						$273						$(82)

Supplemental Schedule II
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TO ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended December 31, 2015					Three Months Ended December 31, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)		GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$2,413	$—		$2,413		$2,559	$—		$2,559
Expenses:
Direct operating	1,422	(34)	(a)	1,388		1,575	(56)	(a)	1,519
Depreciation of revenue earning equipment and lease charges, net	660	—		660		853	—		853
Selling, general and administrative	224	(27)	(c)	197		245	(52)	(c)	193
Interest expense, net	155	(16)	(d)	139		164	(14)	(d)	150
Other (income) expense, net	(97)	91	(e)	(6)		6	(1)	(e)	5
Total expenses	2,364	14		2,378		2,843	(123)		2,720
Income (loss) before income taxes	49	(14)		35		(284)	123		(161)
(Provision) benefit for taxes on income (loss)	21	(34)	(f)	(13)	(f)	50	10	(f)	60	(f)
Net income (loss)	$70	$(48)		$22		$(234)	$133		$(101)
Weighted average number of diluted shares outstanding	441	441		441		459	459		459
Diluted earnings (loss) per share	$0.16	$(0.11)		$0.05		$(0.51)	$0.29		$(0.22)

	Twelve Months Ended December 31, 2015					Twelve Months Ended December 31, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)		GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$10,535	$—		$10,535		$11,046	$—		$11,046
Expenses:
Direct operating	5,896	(149)	(a)	5,747		6,314	(222)	(a)	6,092
Depreciation of revenue earning equipment and lease charges, net	2,762	—		2,762		3,034	(8)	(b)	3,026
Selling, general and administrative	1,045	(132)	(c)	913		1,088	(167)	(c)	921
Interest expense, net	622	(63)	(d)	559		648	(53)	(d)	595
Other (income) expense, net	(131)	113	(e)	(18)		(15)	24	(e)	9
Total expenses	10,194	(231)		9,963		11,069	(426)		10,643
Income (loss) before income taxes	341	231		572		(23)	426		403
(Provision) benefit for taxes on income (loss)	(68)	(144)	(f)	(212)	(f)	(59)	(90)	(f)	(149)	(f)
Net income (loss)	$273	$87		$360		$(82)	$336		$254
Weighted average number of diluted shares outstanding	456	456		456		454	454		454
Diluted earnings (loss) per share	$0.60	$0.19		$0.79		$(0.18)	$0.74		$0.56

a.
Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to acquisition accounting. Also includes restructuring and restructuring related charges, impairments and asset write-downs.

b.	In 2014, represents the increase in depreciation of equipment rental revenue earning equipment based upon its revaluation relating to acquisition accounting.

c.
Primarily comprised of restructuring and restructuring related charges and impairment charges, expenses associated with the anticipated HERC spin-off transaction, consulting costs and legal fees related to the accounting review and investigation, expenses associated with acquisitions, integration charges and relocation expenses associated with the Company's relocation of its headquarters to Estero, Florida. Also includes costs associated with the separation of certain executives.

d.	Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

e.
Includes miscellaneous, non-recurring or non-cash items. For the three and twelve months ended December 31, 2015, primarily represents the gain on the sale of common stock of CAR Inc, and the gain on sale of HERC France and Spain businesses, offset by impairments and asset write-downs and charges related to a French road tax matter. For the twelve months ended December 31, 2014, primarily represents a litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer stemming from recalls of their vehicles in previous years.

f.
Represents a (provision) benefit for income taxes derived utilizing a combined statutory rate of 37% for all periods shown. The combined statutory rate is applied to the adjusted income (loss) before income taxes to arrive at the adjusted (provision) benefit for taxes. The (provision) benefit for taxes related to the adjustments is calculated as the difference between the adjusted (provision) benefit for taxes and the GAAP (provision) benefit for taxes.

Supplemental Schedule III
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO GROSS EBITDA, CORPORATE EBITDA, ADJUSTED CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Three Months Ended December 31, 2015						Three Months Ended December 31, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$14	$12	$51	$14	$(42)	$49	$(164)	$(22)	$30	$12	$(140)	$(284)
Depreciation and amortization	425	97	105	117	3	747	588	122	113	117	7	947
Interest, net of interest income	40	17	13	3	82	155	47	22	15	3	77	164
Gross EBITDA	$479	$126	$169	$134	$43	$951	$471	$122	$158	$132	$(56)	$827
Car rental fleet depreciation and lease charges, net	(371)	(89)	—	(114)	—	(574)	(533)	(112)	—	(114)	—	(759)
Car rental fleet interest	(46)	(15)	—	(4)	—	(65)	(49)	(20)	—	(3)	—	(72)
Car rental fleet debt-related charges (a)	8	1	—	2	—	11	5	3	—	1	—	9
Corporate EBITDA	$70	$23	$169	$18	$43	$323	$(106)	$(7)	$158	$16	$(56)	$5
Non-cash stock-based employee compensation charges	—	3	—	—	—	3	—	4	—	—	(14)	(10)
Restructuring and restructuring related charges (b) (c)	2	—	2	—	11	15	12	3	—	—	24	39
Acquisition related costs and charges(d)	—	—	—	—	3	3	—	—	—	—	—	—
Equipment rental spin-off costs(e)	—	—	6	—	6	12	—	—	11	—	1	12
Sale of CAR, Inc. common stock(f)	—	—	—	—	(77)	(77)	—	—	—	—	—	—
Gain on divestitures(g)	—	—	(51)	—	—	(51)	—	—	—	—	—	—
Impairment charges and asset write-downs(h)	2	—	40	—	—	42	—	—	10	—	14	24
Integration expenses (i)	—	—	—	—	—	—	—	—	—	—	1	1
Relocation costs (j)	—	—	—	—	1	1	—	—	—	—	2	2
Other miscellaneous, unusual or non-recurring items(k)	(2)	(3)	—	—	—	(5)	—	1	(1)	—	3	3
Adjusted Corporate EBITDA	$72	$23	$166	$18	$(13)	$266	$(94)	$1	$178	$16	$(25)	$76
Non-fleet depreciation and amortization(l)	(54)	(8)	(105)	(3)	(3)	(173)	(55)	(10)	(113)	(3)	(7)	(188)
Non-fleet interest, net of interest income	6	(2)	(13)	1	(82)	(90)	2	(2)	(15)	—	(77)	(92)
Non-fleet debt-related charges (a)	1	—	2	—	2	5	1	—	1	—	3	5
Non-cash stock-based employee compensation charges	—	(3)	—	—	—	(3)	—	(4)	—	—	14	10
Acquisition accounting (m)	17	1	9	2	1	30	20	3	9	2	—	34
Other (c)	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Adjusted pre-tax income (loss)	$42	$11	$59	$18	$(95)	$35	$(126)	$(12)	$60	$15	$(98)	$(161)

Supplemental Schedule III (continued)
HERTZ GLOBAL HOLDINGS, INC
RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO GROSS EBITDA, CORPORATE EBITDA, ADJUSTED CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Twelve Months Ended December 31, 2015						Twelve Months Ended December 31, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$413	$171	$120	$55	$(418)	$341	$258	$95	$170	$46	$(592)	$(23)
Depreciation and amortization	1,781	435	406	473	18	3,113	1,976	533	404	465	22	3,400
Interest, net of interest income	165	70	57	10	320	622	172	95	53	12	316	648
Gross EBITDA	$2,359	$676	$583	$538	$(80)	$4,076	$2,406	$723	$627	$523	$(254)	$4,025
Car rental fleet depreciation and lease charges, net	(1,572)	(398)	—	(463)	—	(2,433)	(1,758)	(492)	—	(455)	—	(2,705)
Car rental fleet interest	(176)	(63)	—	(14)	—	(253)	(178)	(85)	—	(14)	—	(277)
Car rental fleet debt-related charges (a)	30	7	—	5	—	42	10	15	—	6	—	31
Corporate EBITDA	$641	$222	$583	$66	$(80)	$1,432	$480	$161	$627	$60	$(254)	$1,074
Non-cash stock-based employee compensation charges	—	3	—	—	14	17	—	4	—	—	6	10
Restructuring and restructuring related charges (b) (c)	16	9	12	—	59	96	55	25	7	—	78	165
Acquisition related costs and charges(d)	—	—	—	—	3	3	—	—	—	—	10	10
Equipment rental spin-off costs (e)	—	—	26	—	9	35	—	—	28	—	11	39
Sale of CAR, Inc. common stock(f)	—	—	—	—	(133)	(133)	—	—	—	—	—	—
Gain on divestitures(g)	—	—	(51)	—	—	(51)	—	—	—	—	—	—
Impairment charges and asset write-downs (h)	17	—	40	—	—	57	10	—	10	—	14	34
Integration expenses (i)	—	—	—	—	5	5	1	—	—	—	8	9
Relocation costs(j)	—	—	—	—	5	5	—	—	—	—	9	9
Other miscellaneous, unusual or non-recurring items(k)	1	21	—	—	5	27	(21)	(2)	—	—	4	$(19)
Adjusted Corporate EBITDA	$675	$255	$610	$66	$(113)	$1,493	$525	$188	$672	$60	$(114)	$1,331
Non-fleet depreciation and amortization(l)	(209)	(37)	(406)	(10)	(18)	(680)	(218)	(41)	(404)	(10)	(22)	(695)
Non-fleet interest, net of interest income	11	(7)	(57)	4	(320)	(369)	6	(10)	(53)	2	(316)	(371)
Non-fleet debt-related charges (a)	2	—	5	—	14	21	2	—	5	—	15	22
Non-cash stock-based employee compensation charges	—	(3)	—	—	(14)	(17)	—	(4)	—	—	(6)	(10)
Acquisition accounting (m)	72	7	37	8	—	124	72	11	38	10	1	132
Other (c)	—	—	—	—	—	—	—	—	—	—	(6)	(6)
Adjusted pre-tax income (loss)	$551	$215	$189	$68	$(451)	$572	$387	$144	$258	$62	$(448)	$403

(a)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

(b)
Represents expenses incurred under restructuring actions as defined in U.S. GAAP. Also represents incremental costs incurred directly supporting business transformation initiatives. Such costs include transition costs incurred in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes, consulting costs and legal fees related to the accounting review and investigation and costs associated with the separation of certain executives.

(c)	For twelve months ended December 31, 2014, excludes $6 million of stock-based compensation forfeitures included in restructuring and restructuring related charges.

(d)	Acquisition related costs and charges during the period.

(e)	Represents expense associated with the anticipated HERC spin-off transaction.

(f)	In 2015, represents the pre-tax gain on the sale of shares of CAR, Inc. common stock.

(g)	In 2015, represents the pre-tax gain on the sale of our HERC France and Spain businesses.

(h)
In 2015, primarily comprised of a $40 million write down of the HERC tradename which occurred in the fourth quarter. Also includes a $6 million impairment on the former Dollar Thrifty headquarters in Tulsa, Oklahoma, a $5 million impairment on a building in the U.S. Car Rental segment, $3 million impairment on a held for sale corporate asset, and write downs of $3 million associated with U.S. Car Rental service equipment and assets. In 2014, represents impairments related to the Company's former corporate headquarters building in New Jersey of $13 million, HERC revenue earning equipment held for sale of $10 million which occurred in the fourth quarter and a write down of assets related to a contract termination of $10 million.

(i)	Primarily represents Dollar Thrifty integration related expenses.

(j)
Represents non-recurring costs incurred in connection with the relocation of the Company's corporate headquarters to Estero, Florida that were not included in restructuring expenses. Such expenses primarily include duplicate facility rent, certain moving expenses, and other costs that are direct and incremental due to the relocation.

(k)
In the twelve months ended December 31, 2015, primarily consisted of a charge related to a French road tax matter of $23 million. In the twelve months ended December 31, 2014, primarily comprised of a $19 million litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer.

(l)	Amounts related to the Worldwide Equipment Rental segment include depreciation of revenue earning equipment.

(m)	Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of revalued liabilities relating to acquisition accounting.

Supplemental Schedule IV
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FLEET GROWTH
Unaudited

	Twelve Months Ended December 31, 2015					Twelve Months Ended December 31, 2014
	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH
(In millions)
Revenue earning equipment expenditures	$(7,822)	$(2,849)	$(593)	$(1,394)	$(12,658)	$(5,965)	$(3,103)	$(615)	$(1,606)	$(11,289)
Proceeds from disposal of revenue earning equipment	6,229	2,406	148	840	9,623	4,507	2,510	182	1,010	8,209
Net revenue earning equipment capital expenditures	(1,593)	(443)	(445)	(554)	(3,035)	(1,458)	(593)	(433)	(596)	(3,080)
Depreciation of revenue earning equipment, net	1,571	327	329	463	2,690	1,758	412	330	455	2,955
Financing activity related to car rental fleet:
Borrowings	5,426	1,384	—	718	7,528	2,702	1,181	—	511	4,394
Payments	(5,111)	(1,327)	—	(641)	(7,079)	(3,012)	(1,051)	—	(350)	(4,413)
Restricted cash changes	216	21	—	(16)	221	270	(10)	—	(12)	248
Net financing activity related to car rental fleet	531	78	—	61	670	(40)	120	—	149	229
Fleet growth	$509	$(38)	$(116)	$(30)	$325	$260	$(61)	$(103)	$8	$104

Supplemental Schedule V
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FREE CASH FLOW
Unaudited

	Twelve Months Ended December 31,
(In millions)	2015	2014
Income (loss) before income taxes	$341	$(23)
Depreciation and amortization, non-fleet, net	352	366
Amortization of debt discount and related charges	60	46
Cash paid for income taxes	(34)	(64)
Changes in assets and liabilities, net of effects of acquisitions, and other	(77)	173
Net cash provided by operating activities excluding depreciation of revenue earning equipment	642	498
U.S. Car Rental fleet growth	509	260
International Car Rental fleet growth	(38)	(61)
Worldwide Equipment Rental fleet growth	(116)	(103)
All Other Operations fleet growth	(30)	8
Property and equipment expenditures, net of disposals	(212)	(281)
Net investment activity	113	(177)
Free cash flow	$755	$321

Supplemental Schedule VI
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	As of December 31, 2015			As of December 31, 2014
(In millions)	Fleet	Corporate	Total	Fleet	Corporate	Total
Debt	$9,850	$6,057	$15,907	$9,562	$6,431	$15,993
Less:
Cash and cash equivalents	—	486	486	—	490	490
Restricted cash	289	60	349	515	56	571
Net debt	$9,561	$5,511	$15,072	$9,047	$5,885	$14,932

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH

U.S. Car Rental Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$1,413	$1,482	$6,286	$6,471
Ancillary retail car sales revenue	(16)	(9)	(57)	(32)
Total rental revenue	$1,397	$1,473	$6,229	$6,439
Transaction days (in thousands)	33,630	33,595	138,590	139,752
Total RPD (in whole dollars)	$41.54	$43.85	$44.95	$46.07

Fleet Efficiency
Transaction days (in thousands)	33,630	33,595	138,590	139,752
Average Fleet	460,400	486,900	489,800	499,100
Advantage sublease vehicles	—	—	—	(4,000)
Hertz 24/7 vehicles	—	—	—	(1,000)
Average Fleet used to calculate fleet efficiency	460,400	486,900	489,800	494,100
Number of days in period	92	92	365	365
Available car days (in thousands)	42,357	44,795	178,777	180,347
Fleet efficiency(a)	79%	75%	78%	77%

Revenue Per Available Car Day
Total rental revenue	$1,397	$1,473	$6,229	$6,439
Available car days (in thousands)	42,357	44,795	178,777	180,347
Revenue per available car day (in whole dollars)	$32.98	$32.88	$34.84	$35.70

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$371	533	$1,572	$1,758
Average fleet	460,400	486,900	489,800	499,100
Depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$806	$1,095	$3,209	$3,522
Number of months in period	3	3	12	12
Net depreciation per unit per month (in whole dollars)	$269	$365	$267	$294

(a)	Calculated as transaction days divided by available car days.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

International Car Rental

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$469	$518	$2,148	$2,436
Foreign currency adjustment (a)	49	(16)	171	(196)
Total rental revenue	$518	$502	$2,319	$2,240
Transaction days (in thousands)	10,748	10,734	47,860	46,917
Total RPD (in whole dollars)	$48.20	$46.77	$48.45	$47.74

Fleet Efficiency
Transaction days (in thousands)	10,748	10,734	47,860	46,917
Average Fleet	159,100	156,700	168,700	166,900
Number of days in period	92	92	365	365
Available car days (in thousands)	14,637	14,416	61,576	60,919
Fleet efficiency(b)	73%	74%	78%	77%

Revenue Per Available Car Day
Total rental revenue	$518	$502	$2,319	$2,240
Available car days (in thousands)	14,637	14,416	61,576	60,919
Revenue per available car day (in whole dollars)	$35.39	$34.82	$37.66	$36.77

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$89	$112	$398	$492
Foreign currency adjustment (a)	9	(3)	30	(40)
Adjusted depreciation of revenue earning equipment and lease charges, net	$98	$109	$428	$452
Average fleet	159,100	156,700	168,700	166,900
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$616	$696	$2,537	$2,708
Number of months in period	3	3	12	12
Net depreciation per unit per month (in whole dollars)	$205	$232	$211	$226

(a)	Based on December 31, 2014 foreign exchange rates.

(b)	Calculated as transaction days divided by available car days.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

Worldwide Car Rental

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$1,882	$2,000	$8,434	$8,907
Ancillary retail car sales revenue	(16)	(9)	(57)	(32)
Foreign currency adjustment (a)	49	(16)	171	(196)
Total rental revenue	$1,915	$1,975	$8,548	$8,679
Transaction days (in thousands)	44,378	44,329	186,450	186,669
Total RPD (in whole dollars)	$43.15	$44.55	$45.85	$46.49

Fleet Efficiency
Transaction days (in thousands)	44,378	44,329	186,450	186,669
Average Fleet	619,500	643,600	658,500	666,000
Advantage sublease vehicles	—	—	—	(4,000)
Hertz 24/7 vehicles	—	—	—	(1,000)
Average Fleet used to calculate fleet efficiency	619,500	643,600	658,500	661,000
Number of days in period	92	92	365	365
Available car days (in thousands)	56,994	59,211	240,353	241,265
Fleet efficiency (b)	78%	75%	78%	77%

Revenue Per Available Car Day
Total rental revenue	$1,915	$1,975	$8,548	$8,679
Available car days (in thousands)	56,994	59,211	240,353	241,265
Revenue per available car day (in whole dollars)	$33.60	$33.36	$35.56	$35.97

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$460	$645	$1,970	$2,250
Foreign currency adjustment (a)	9	(3)	30	(40)
Adjusted depreciation of revenue earning equipment and lease charges, net	$469	$642	$2,000	$2,210
Average fleet	619,500	643,600	658,500	666,000
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$757	$998	$3,037	$3,318
Number of months in period	3	3	12	12
Net depreciation per unit per month (in whole dollars)	$252	$333	$253	$277
Note: Worldwide Car Rental represents U.S. Car Rental and International Car Rental segment information on a combined basis and excludes our Donlen leasing operations.
(a)Based on December 31, 2014 foreign exchange rates.
(b)Calculated as transaction days divided by available car days.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

WORLDWIDE EQUIPMENT RENTAL AND RENTAL RELATED REVENUE

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2015	2014	2015	2014
Worldwide equipment rental segment revenues	$386	$416	$1,518	$1,571
Worldwide equipment sales and other revenue	(27)	(28)	(106)	(115)
Rental and rental related revenue at actual rates	359	388	1,412	1,456
Foreign currency adjustment (a)	7	(3)	23	(22)
Rental and rental related revenue	$366	$385	$1,435	$1,434
(a)Based on December 31, 2014 foreign exchange rates.

NON-GAAP MEASURES AND KEY METRICS - DEFINITIONS AND USE

Hertz Global Holdings is the top-level holding company and The Hertz Corporation is Hertz Global Holding's primary operating company (together, the Company). The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding the Company's financial condition and results of operations and additional purposes, if any, for which management of the Company utilizes the non-GAAP measures.

Adjusted Pre-Tax Income (Loss) and Adjusted Pre-tax Margin

Adjusted pre-tax income (loss) is calculated as income before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income (loss) is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above. It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability. Management believes it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally. When evaluating the Company's operating performance, investors should not consider adjusted pre-tax income (loss) in isolation of, or as a substitute for, measures of the Company's financial performance, such as net income (loss) or income (loss) before income taxes. Adjusted pre-tax margin is adjusted pre-tax income (loss) divided by total revenues.

Adjusted Net Income and Adjusted Net Income Margin

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a combined statutory rate of 37%. The combined statutory rate is management's estimate of our long-term tax rate. Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors. Adjusted net income margin is adjusted net income divided by total revenues.

Adjusted Net Income Per Diluted Share

Adjusted net income per diluted share is calculated as adjusted net income divided by the weighted average number of diluted shares outstanding for the period. Adjusted net income per diluted share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Available Car Days

Available Car Days is calculated as average fleet multiplied by the number of days in a period. Average fleet used to calculate available car days in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Average Fleet

Average Fleet is determined using a simple average of the number of vehicles owned by the Company at the beginning and end of a given period. Among other things, average fleet is used to calculate our fleet efficiency which represents the portion of the Company's fleet that is being utilized to generate revenue.

Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self-insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

Dollar Utilization

Dollar utilization means revenue derived from the rental of equipment divided by the original cost of the equipment including additional capitalized refurbishment costs (with the basis of refurbished assets at the refurbishment date).

Earnings Before Interest, Taxes, Depreciation and Amortization (“Gross EBITDA”), Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin

Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents Gross EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and car rental debt-related charges. Adjusted Corporate EBITDA, as presented herein, represents Corporate EBITDA as adjusted for certain other items, as described in more detail in the accompanying schedules.

Management uses Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Gross EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under the Company's senior credit facilities and in the determination of certain executive compensation.

Adjusted Corporate EBITDA Margin is calculated as the ratio of Adjusted Corporate EBITDA to total revenues and is used by the Compensation Committee to determine certain executive compensation, primarily in the form of PSUs.

Gross EBITDA, Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it reflects time and mileage and ancillary charges for equipment on rent and is comparable with the reporting of other industry participants.

Fleet Efficiency

Fleet efficiency is calculated by dividing total transaction days by the available car days. Average fleet used to calculate fleet efficiency in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Fleet Growth

U.S. and International car rental fleet growth is defined as car rental fleet capital expenditures, net of proceeds from disposals, plus car rental fleet depreciation and net car rental fleet financing which includes borrowings, repayments and the change in fleet restricted cash. Worldwide equipment rental fleet growth is defined as worldwide equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation.

Free Cash Flow

Free cash flow is calculated as net cash provided by operating activities, excluding depreciation of revenue earning equipment, net of car rental and equipment rental fleet growth and property and equipment net expenditures.  Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash. Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Promissory Notes; Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries.

Net Corporate Debt is important to management and investors as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is collateralized by assets not available to lenders under the non-fleet debt facilities.

Net Depreciation Per Unit Per Month

Net depreciation per unit per month is calculated by dividing depreciation of revenue earning equipment and lease charges, net by the average fleet in each period and then dividing by the number of months in the period reported with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is useful in analyzing underlying trends. Average fleet used to calculate net depreciation per unit per month in our U.S. Car Rental segment includes Advantage sublease and Hertz 24/7 vehicles as these vehicles have associated lease charges. Net depreciation per unit per month represents the amount of average depreciation expense and lease charges, net per vehicle per month.

Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning, vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

Revenue Per Available Car Day ("RACD")

Revenue per available car day is calculated as total revenues less revenue from fleet subleases and ancillary revenue associated with retail car sales divided by available car days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control and provides a measure of revenue production relative to overall capacity.

Same Store Revenue Growth/Decline

Same store revenue growth is calculated as the year-over-year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same-store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency.

Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

Time Utilization

Time utilization means the percentage of time an equipment unit is on-rent during a given period.

Total Net Debt

Total net debt is calculated as total debt less total cash and cash equivalents and total restricted cash. This measure is important to management, investors and ratings agencies as it helps measure our gross leverage.

Total RPD

Total RPD is calculated as total revenue less ancillary revenue associated with retail car sales, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

Transaction Days

Transaction days represent the total number of 24-hour periods, with any partial period counted as one transaction day, that vehicles were on rent (the period between when a rental contract is opened and closed) in a given period. Thus, it is possible for a vehicle to attain more than one transaction day in a 24-hour period. Late in the third quarter of 2015, the Company fully integrated the Dollar Thrifty and Hertz counter systems and as a result aligned the transaction day calculation in the Hertz system.  As a result of this alignment, Hertz determined that there was an impact to the calculation. Hertz expects that transaction days for the U.S. Car Rental segment will increase by approximately 1% prospectively relative to the historic calculation.